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Exhibit 21.1

                        SUBSIDIARIES OF THE REGISTRANT

Southern Pacific Thrift and Loan, a California corporation.

Imperial Business Credit, Inc., a California corporation.

Imperial Credit Advisors, Inc., a California corporation.

Franchise Mortgage Acceptance Company LLC, a California limited liability company.

Auto Marketing Network, Inc., a Florida corporation.

Southern Pacific Funding Corporation, a California corporation.

Each of the aforementioned subsidiaries do business under its respective name.